As filed with the Securities and Exchange Commission on August 3, 2015

Registration No. 333-204019

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON FORM S-8

TO FORM S-4 REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Endurance Specialty Holdings Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda	98-0392908
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Waterloo House

100 Pitts Bay Road

Pembroke HM 08, Bermuda

+1-441-278-0400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Principal Executive Offices)

Montpelier Re Holdings Ltd. 2012 Long-Term Incentive Plan

and

Montpelier Re Holdings Ltd. 2007 Long-Term Incentive Plan

(Full Title of the Plan)

C T Corporation System

111 Eighth Avenue, New York, NY 10011

(212) 590-9070

(Name, Address and Telephone Number of Agent for Service)

Copies To:

John V. Del Col Endurance Specialty Holdings Ltd. Waterloo House 100 Pitts Bay Road Pembroke HM 08, Bermuda +1-441-278-0400	Todd E. Freed Richard J. Grossman Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Ordinary Shares, par value $1.00 per share	842,755	N/A	N/A	N/A

(1)	This post-effective amendment on Form S-8 (this “Amendment”) to registration statement on Form S-4 (Registration No. 333-204019) filed with the Securities and Exchange Commission (the “SEC”) on May 8, 2015 (the “Initial Registration Statement”), as amended by Amendment No. 1 to the Initial Registration Statement filed with the SEC on May 22, 2015 (together with the Initial Registration Statement, the “Amended Registration Statement” and, together with this Amendment, the “Registration Statement”), relates to ordinary shares, par value $1.00 per share (the “Ordinary Shares”), of Endurance Specialty Holdings Ltd. (the “Company”). The Company is a party to an Agreement and Plan of Merger, dated as of March 31, 2015, among Montpelier Re Holdings Ltd. (“Montpelier”), the Company and Millhill Holdings Ltd., a direct, wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which, Montpelier merged with and into Merger Sub (the “Merger”). Upon completion of the Merger, the Company assumed the Montpelier Re Holdings Ltd. 2012 Long-Term Incentive Plan and the Montpelier Re Holdings Ltd. 2007 Long-Term Incentive Plan (collectively, the “Montpelier Equity Plans”) and all awards outstanding thereunder, and the Montpelier Equity Plans and all awards outstanding thereunder, were converted such that the Ordinary Shares are the underlying shares of the Montpelier Equity Plans and all awards outstanding thereunder. Therefore, this Amendment relates to the Ordinary Shares issuable under the Montpelier Equity Plans on and after completion of the Merger. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement shall also cover additional Ordinary Shares that may become issuable under the agreements described herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected which results in an increase in the number of outstanding Ordinary Shares.
(2)	Not applicable. All filing fees payable in connection with the registration of these securities were already paid in connection with the filing of the Initial Registration Statement. Accordingly, no additional filing fee is required. See “Explanatory Note.”

EXPLANATORY NOTE

The Company hereby amends the Amended Registration Statement, which the SEC declared effective at 3:00 p.m. Eastern Time on May 26, 2015, by filing this Amendment.

Upon completion of the Merger, each Montpelier restricted share unit (including any restricted share units held by an executive officer or non-employee director) that was outstanding immediately prior to the completion of the Merger that was subject solely to service-based vesting requirements and not performance-based vesting requirements (a “Montpelier Fixed RSU”) was converted into a service-based restricted share unit under the Endurance 2007 Equity Incentive Plan, as amended, on the same terms and conditions as were applicable to such Montpelier Fixed RSU immediately prior to the completion of the Merger, with respect to the number of the Ordinary Shares (rounded down to the nearest whole Ordinary Share) equal to the product of (i) the 0.472, the exchange ratio in the Merger and (ii) the number of Montpelier common shares that were subject to such Montpelier Fixed RSU immediately prior to the completion of the Merger. Upon completion of the Merger, the number of Montpelier restricted share units that were outstanding immediately prior to the completion of the Merger that were not Montpelier Fixed RSUs (“Montpelier Variable RSUs”) was equal to the greater of (i) the number of Montpelier Variable RSUs determined by using Montpelier’s actual performance as of the last completed quarter prior to the completion of the Merger, as determined by the Compensation and Nominating Committee of the Montpelier board of directors prior to the completion of the Merger after reasonable consultation with the Company, and (ii) the target number of Montpelier Variable RSUs, and each Montpelier Variable RSU that was outstanding immediately prior to the completion of the Merger (including any Montpelier Variable RSUs that were held by an executive officer) was converted into a service-based restricted share unit under the Endurance 2007 Equity Incentive Plan, as amended, on the same terms and conditions as were applicable to such Montpelier Variable RSU immediately prior to the completion of the Merger, with respect to the number of Ordinary Shares (rounded down to the nearest whole Ordinary Share) equal to the product of (x) the 0.472, the exchange ratio in the Merger and (y) the number of Montpelier common shares that were subject to such Montpelier Variable RSU immediately prior to the completion of the Merger.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of Form S-8 will be sent or delivered to participants in the Montpelier Equity Plans as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the SEC either as part of this Amendment or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Amendment pursuant to Item 3 of Part II of this Amendment, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the SEC by the Company, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Amendment:

1.	the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 27, 2015;

2.	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed on May 6, 2015;

3.	the Company’s Current Report on Form 8-K/A filed on March 3, 2015, the Company’s Current Reports on Form 8-K filed on March 31, 2015 (but only as to Items 8.01, 9.01 and Exhibit 99.2), April 1, 2015, May 22, 2015, May 27, 2015 and June 30, 2015; and

4.	the description of the Company’s ordinary shares contained in Item 1 of the Company’s Registration Statement on Form 8-A filed with the SEC under Section 12 of the Exchange Act on February 10, 2003, in which reference is made to the information set forth under the heading “Description of Share Capital” in the Company’s Prospectus, which constitutes a part of the Company’s Registration Statement on Form S-1, as amended (File No. 333-102026), filed under the Securities Act, including any amendment or report filed for the purpose of updating such description.

In addition, except as provided below, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of an additional post-effective amendment to the Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part hereof from the date of filing of such documents with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in the Registration Statement shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained in the Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in the Registration Statement, modifies or supersedes such prior statement. Any statement contained in the Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in the Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

Under no circumstances will any information furnished under Items 2.02 or 7.01 of Current Report on Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of the Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The amended and restated bye-laws of the Company provide for the indemnification of the Company’s officers and directors, members of a (duly constituted) committee and any resident representative (and their respective heirs, executors or administrators), each referred to as an indemnified person, against all actions, costs, charges, liabilities, loss, damage or expense to the full extent permitted by Bermuda law (including but not limited to liabilities under contract, tort, fiduciary duties and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable), incurred or suffered by such party by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his/her duties; provided that such indemnification shall not extend to any matter which would render it void pursuant to the Companies Act 1981 (the “Companies Act”) as in effect from time to time in Bermuda.

The Company’s amended and restated bye-laws state that an indemnified person shall be indemnified out of the funds of the Company against all liabilities incurred by him or her by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his or her duties, in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor, or in which he or she is acquitted, or in connection with the application under the Companies Act in which relief is granted to him or her by the court.

In addition, each shareholder and the Company agree to waive any claim or right of action he or it may have at any time, whether individually or by or in the right of the Company against any indemnified person on account of any action taken by such person in the performance of his duties with or for the Company; provided that such waiver shall not extend to any claims or rights of action which would render it void pursuant to the Companies Act as in effect from time to time in Bermuda, that arises out of fraud or dishonesty on the part of such indemnified person or with respect to the recovery of any gain, personal profit or advantage to which such indemnified person is not legally entitled.

The Companies Act provides that a Bermuda company may indemnify its directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty. However, the Companies Act also provides that any provision, whether contained in the company’s bye-laws or in a contract or arrangement between the company and the director, indemnifying a director against any liability which would attach to him in respect of his fraud or dishonesty will be void.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of Exhibits filed herewith is contained in the Exhibit Index and is incorporated herein by reference.

Item 9.	Undertakings

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales of the securities registered hereby are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pembroke, Bermuda on the 3rd day of August, 2015.

ENDURANCE SPECIALTY HOLDINGS LTD.

By:	/s/ John V. Del Col
Name:	John V. Del Col
Title:	Executive Vice President, General Counsel & Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

* Name: John R. Charman	Chairman and Chief Executive Officer	August 3, 2015

* Name: Michael J. McGuire	Chief Financial Officer	August 3, 2015

/s/ Carrie L. Rosorea Name: Carrie L. Rosorea	Chief Accounting Officer (Principal Accounting Officer)	August 3, 2015

* Name: John T. Baily	Director	August 3, 2015

* Name: Norman Barham	Director	August 3, 2015

* Name: Galen R. Barnes	Director	August 3, 2015

* Name: William H. Bolinder	Director	August 3, 2015

* Name: Philip M. Butterfield	Director	August 3, 2015

* Name: Steven W. Carlsen	Director	August 3, 2015

Name: Morgan W. Davis	Director

* Name: Susan S. Fleming	Director	August 3, 2015

Name: Nicholas C. Marsh	Director

* Name: Scott D. Moore	Director	August 3, 2015

* Name: William J. Raver	Director	August 3, 2015

* Name: Robert A. Spass	Director	August 3, 2015

Name: Ian Michael Winchester	Director

* Name: Daniel S. Lurie	Authorized Representative in the United States	August 3, 2015

/s/ John V. Del Col Name: John V. Del Col	Attorney-in-Fact	August 3, 2015

* John V. Del Col is signing this Amendment as the Attorney-in Fact for these individuals.

EXHIBIT INDEX

Exhibit Number	Description of Document

3.1	Memorandum of Association (incorporated herein by reference to Exhibit 3.1 to Amendment No. 1 to the Registration Statement on Form S-1, File No. 333-102026, filed on January 28, 2003).

3.2	Certificate of Deposit of Memorandum of Increase of Share Capital (incorporated herein by reference to Exhibit 3.2 to the Annual Report on Form 10-K for the Year Ended December 31, 2004).

3.3	Amended and Restated Bye-laws (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on May 9, 2013).

4.1	Specimen Ordinary Share Certificate (incorporated herein by reference to Exhibit 4.1 to Amendment No. 2 to the registration statement on Form S-1 filed on February 10, 2003).

5.1	Opinion of ASW Law Limited*

10.1	Montpelier Re Holdings Ltd. 2012 Long-Term Incentive Plan*

10.2	Montpelier Re Holdings Ltd. 2007 Long-Term Incentive Plan*

10.3	Form of Restricted Share Unit Assumption Agreement*

23.1	Consent of ASW Law Limited (included in Exhibit 5.1)

23.2	Consent of Ernst & Young Ltd.*

24.1	Power of Attorney (included on signature page of the Initial Registration Statement)

*	Filed herewith